Exhibit 4.1

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

As of December 31, 2022, Blackstone Private Equity Strategies (the “Fund” or “we,” “us” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class S limited partnership units (the “Class S Units”), Class D limited partnership units (the “Class D Units”), and Class I limited partnership units (the “Class I Units” and, together with the Class S Units and the Class D Units, the “Units”). In this exhibit, references to “we,” “us” and “our” refer only to the Fund and not any of its subsidiaries.

The following description of our limited partnership units is a summary of the material terms and provisions that apply to our Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our amended and restated limited partnership agreement (“Partnership Agreement”), the form of which is incorporated by reference into our Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to carefully review our Partnership Agreement for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units. Under the terms of the Partnership Agreement, Unitholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Partnership Agreement provides that no Unitholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a Unitholder, nor shall any Unitholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a Unitholder.

Units

Unitholders are not entitled to vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of Unitholders is required under the Partnership Agreement or Delaware law. Further, Unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act.

Certain financial intermediaries through which a Unitholder was placed in the Fund may charge such Unitholder upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) on Units that are paid by the Unitholder outside of its investment in the Fund and not reflected in the Fund’s net asset value (the “NAV”). In certain circumstances the Subscription Fees may be paid to Blackstone Inc. (“Blackstone”) and reallocated, in whole or in part, to the financial intermediary that placed the Unitholder into the Fund.

Class S Units

Each Class S Unit may be subject to a Subscription Fee of up to 3.5% of the NAV on Class S Units on the date of the purchase. In certain circumstances the Subscription Fees may be paid to Blackstone and reallocated, in whole or in part, to the financial intermediary that placed the Unitholder into the Fund.

We pay Blackstone Securities Partners L.P. (the “Dealer Manager”) selling commissions over time as a stockholder servicing fee (“Servicing Fee”) with respect to our outstanding Class S Units equal to 0.85% per annum of the aggregate NAV of our outstanding Class S Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class S Units sold pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class S Units.

Class D Units

Each Class D Unit may be subject to a Subscription Fee of up to 1.5% of the NAV on Class D Units on the date of the purchase. In certain circumstances the Subscription Fees may be paid to Blackstone and reallocated, in whole or in part, to the financial intermediary that placed the Unitholder into the Fund.

We pay the Dealer Manager a Servicing Fee with respect to our outstanding Class D Units equal to 0.25% per annum of the aggregate NAV of our outstanding Class D Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class D Units sold pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class D Units.

Class I Units

No Subscription Fees will be paid with respect to Class I Units or any Units issued pursuant to the Fund’s distribution reinvestment plan. Further, no upfront selling commissions or servicing fees are paid for sales of any Class I shares.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

As further explained in the Partnership Agreement and to the fullest extent permitted by law, we will indemnify and hold harmless any of the directors, officers of the Fund, Blackstone Private Equity Strategies Associates L.P. (the “General Partner”), Blackstone Private Investments Advisors L.L.C. (the “Investment Manager”), partnership representative and any of their respective affiliates and any person who serves at the specific request of the General Partner or the Investment Manager on behalf of the Fund or any other entity (each, a “BXPE Indemnified Party”) for any mistake in judgment or any action or omission required pursuant to the Partnership Agreement, unless such action or inaction by the BXPE Indemnified Party constituted bad faith, intentional and material breach of the Partnership Agreement, fraud, willful misconduct or gross negligence of such BXPE Indemnified Party.

The Fund’s indemnification obligations will be satisfied from the Fund’s assets. Upon prior written approval by the General Partner, the Fund will advance expenses that are reasonably incurred by a BXPE Indemnified Party in the defense or settlement of any claim that is subject to indemnification.

Delaware Law and Certain Provisions of the Fund LPA and Feeder LPA

Organization and Duration

The Fund was formed on April 5, 2022 as a Delaware limited partnership. The Fund will remain in existence until dissolved in accordance with our Partnership Agreement or pursuant to Delaware law. The Partnership Agreement provides that the Fund will be dissolved upon (a) the determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund, (b) the bankruptcy, termination, dissolution or withdrawal of the General Partner, (c) upon (i) certain cause events, including a finding by any court or governmental body of competent jurisdiction that the General Partner or the Investment Manager has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Fund or the ability of the General Partner or the Investment Manager to perform their respective duties under the terms of the Fund LPA or the Investment Manager Agreement, as the case may be, and (ii) the consent by holders in interest of 75% of the outstanding Units to dissolve the Fund, or (d) the entry of a decree of dissolution of the Fund pursuant to Section 18-802 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”).

Purpose

Under our Partnership Agreement, the principal purpose of the Fund is to seek to invest in privately negotiated equity investments and other Investments in accordance with the investment objectives and policies of the Fund as in effect from time to time, as described elsewhere in the Registration Statement, Annual Report on Form 10-K and the Partnership Agreement, and to engage in any other lawful activity as the General Partner may from time to time determine.

Amendment to the Partnership Agreement

Except as otherwise required by law, the Partnership Agreement may be amended, modified or supplemented, and any provision may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect in the aggregate on the limited partners of the Fund will require the approval of the Independent Directors, and will not take effect until the limited partners of the Fund have received notice of such amendment (including through an Exchange Act report) and, following receipt of such notice, at least one repurchase offer of Units has taken place.

Actions Related to Merger, Conversion, Reorganization or Dissolution

The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Partnership Agreement.

Exclusive Delaware Jurisdiction

Any action or proceeding against the parties relating in any way to the Partnership Agreement shall be brought and enforced in the courts of the State of Delaware, and to the extent that subject matter jurisdiction exists, the United States for the District of Delaware.

Distributions

The Fund may declare distributions from time to time as authorized by the General Partner. Any distributions we make are at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance that we will pay distributions in any particular amount, if at all.

Unitholders of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on Class S Units, Class D Units and Class I Units may differ if different Class-specific fees and expenses are deducted from the gross distributions for each Class.

The Fund has adopted an “opt out” distribution reinvestment plan for investors. As a result, in the event of a declared cash distribution, each Unitholder that has not “opted out” of the distribution reinvestment plan will have their distributions automatically reinvested in additional Units rather than receive cash distributions.